Exhibit 5.1

July 18, 2017

John Deere Receivables, Inc.

10587 Double R Blvd

Suite 100

Reno, NV 89521

Re:	Enforceability Opinion - John Deere Owner Trust 2017-B

We have acted as special counsel to John Deere Receivables, Inc., a Nevada corporation (the “Seller”), in connection with the Indenture, dated as of the date hereof (the “Indenture”), between John Deere Owner Trust 2017-B, as issuing entity (the “Issuing Entity”), and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). The Indenture provides for the issuance by the Issuing Entity of (i) the Class A-1 1.35000% Asset Backed Notes (the “Class A-1 Notes”), (ii) the Class A-2A 1.59% Asset Backed Notes (the “Class A-2A Notes”), (iii) the Class A-2B Floating Rate Asset Backed Notes (the “Class A-2B Notes” and together with the Class A-2A Notes, the “Class A-2 Notes”), (iv) the Class A-3 1.82% Asset Backed Notes (the “Class A-3 Notes”), and (v) the Class A-4 2.11% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the “Notes”). The Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have examined:

(i) a copy of the registration statement on Form SF-3 (File No. 333-208068) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on November 17, 2015, as amended by Pre-Effective Amendment No. 1 thereto on January 12, 2016, Pre-Effective Amendment No. 2 thereto on February 2, 2016, and Pre-Effective Amendment No. 3 thereto on February 10, 2016, with respect to asset-backed notes, including the Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

July 18, 2017

(ii) a copy of the preliminary prospectus, dated July 6, 2017, relating to the Notes that was filed with the Commission pursuant to Rule 424(h) under the Securities Act on July 6, 2017, and a copy of the prospectus, dated July 11, 2017 (the “Prospectus”), relating to the Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on July 13, 2017;

(iii) Trust Agreement, dated as of July 17, 2017 (the “Trust Agreement”), between the Seller and Wells Fargo Delaware Trust Company, N.A., as owner trustee;

(iv) the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), between John Deere Capital Corporation (“JDCC”) and the Seller;

(v) Sale and Servicing Agreement, dated as of the date hereof (the “Sale and Servicing Agreement”), among the Seller, as depositor, JDCC, as servicer, and the Issuing Entity;

(vi) the Indenture;

(vii) the Administration Agreement, dated as of the date hereof (the “Administration Agreement”), among the Issuing Entity, the Indenture Trustee and JDCC, as administrator;

(viii) the Asset Representations Review Agreement, dated as of the date hereof, among the Issuing Entity, JDCC, as Servicer, and Clayton Fixed Income Services LLC, as asset representations reviewer; and

(ix) such other documents as we have deemed necessary for the expression of the opinion contained herein.

The documents described in clauses (iii) through (viii) collectively are referred to herein as the “Transaction Documents.”

We have assumed, without independent verification, that the facts and the representations and warranties in the Transaction Documents upon which we relied are true and correct, and that the transactions contemplated by the Transaction Documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing, it is our opinion that when duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary

July 18, 2017

action of the Issuing Entity, will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion letter, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States.

We hereby consent to the filing of this opinion letter on Form 8-K in connection with the sale of the Notes and the reference to our firm in the Prospectus under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP